UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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PRIMEDIA Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PRIMEDIA Inc.

3585 Engineering Drive

Norcross, Georgia 30092

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD WEDNESDAY, MAY 21, 2008

Dear Stockholder:

We will hold the 2008 Annual Meeting of Stockholders of PRIMEDIA Inc. on Wednesday, May 21, 2008, at 10:00 a.m., Eastern Time, at The Peninsula Hotel, 700 Fifth Avenue, New York, New York 10019. The purpose of the Annual Meeting is to consider and vote on the following matters:

1.	The election of nine Directors;

2.	The ratification of appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2008; and

3.	Any other business that may properly come before the meeting.

Owners of shares of PRIMEDIA Inc. Common Stock, $.01 par value, as of the close of business on April 7, 2008 are entitled to vote at the Annual Meeting.

Keith L. Belknap, Jr.

Senior Vice President,

    General Counsel & Secretary

April 25, 2008

ii

PROXY STATEMENT

GENERAL MATTERS

When and where is the Annual Meeting?

The Annual Meeting will be held on Wednesday, May 21, 2008, at 10:00 a.m., Eastern Time, at The Peninsula Hotel, 700 Fifth Avenue, New York, New York 10019.

Why am I receiving these proxy materials?

You are receiving these proxy materials in connection with the solicitation by our Board of Directors of proxies to be voted at the 2008 Annual Meeting of Stockholders. If your shares were registered directly in your name with our transfer agent, BNY Mellon Shareowner Services, as of the close of business on April 7, 2008, you are considered a shareholder of record, and we have sent you this Notice of Annual Meeting and 2008 Proxy Statement and proxy card.

If your shares were held in the name of a bank, brokerage account or other nominee as of the close of business on April 7, 2008, you are considered a beneficial owner of the shares held in street name. Your bank, broker or other nominee has sent you this Notice of Annual Meeting and 2008 Proxy Statement and a vote instruction form. You have the right to direct your bank, broker or other nominee on how to vote your shares by completing and returning the vote instruction form or by following the voting instructions provided to vote on the Internet or by telephone.

What am I voting on?

You are voting on two proposals. Details of each proposal are included in the next section entitled “Matters to Be Considered at the Annual Meeting.”

Proposal 1:  To elect nine Directors, each for a term of one year; and

Proposal 2:  To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2008.

What are the Board’s recommendations on how I should vote my shares?

The Board recommends that you vote your shares:

Proposal 1:  FOR the election of all nine Directors, each for a term of one year; and

Proposal 2:  FOR the ratification of the appointment of Deloitte & Touche LLP.

What are my choices when voting?

Proposal 1:  You may cast your vote in favor of election of all nominees or withhold authority to vote for all or one or more nominees. Abstentions and broker non-votes will have the effect of a vote against the election of all nine nominees.

Proposal 2:  You may cast your vote in favor of or against the proposal, or you may elect to abstain from voting your shares. Abstentions and broker non-votes will have the effect of a vote against the approval of this proposal.

How will my shares be voted if I do not specify how they should be voted?

The Board of Directors is asking for your proxy. Giving us your proxy means that you authorize us to vote your shares at the meeting in the manner you direct. If you sign and return the enclosed proxy card, but do not specify how to vote, we will vote your shares in the manner recommended above.

How do I vote?

You may vote your shares by any one of the following methods:

•	By mail: Mark your votes, sign and return the proxy card or vote instruction form in the postage paid envelope provided.

•	By Internet: Log onto the website indicated on your proxy card or vote instruction form.

•	By telephone: Call the toll-free number shown on your proxy card or vote instruction form and follow the voice prompts.

•	You may attend the Annual Meeting in person and use a ballot to cast your vote.

If you vote by the Internet or by telephone, you do not need to send in the proxy card or vote instruction form. The deadline for Internet and telephone voting will be 5:00 p.m., Eastern Time, on May 20, 2008. If your shares are held in the name of a bank, broker or other nominee, and you wish to vote your shares at the Annual Meeting, you will need to contact your bank, broker or other nominee to obtain a legal proxy form that you must bring with you to the meeting to exchange for a ballot.

What vote is needed for the proposals to be adopted?

As of the record date, April 7, 2008, there were 44,191,939 shares of PRIMEDIA Common Stock issued and outstanding.

Quorum:  In order to conduct the Annual Meeting, more than one-half of the outstanding shares must be present or be represented by proxy. This is referred to as a quorum. If you submit a properly executed proxy card or vote by telephone or by Internet, you will be considered part of the quorum. Proxy cards marked as abstaining on any proposal to be acted on by stockholders will be treated as present at the Annual Meeting for purposes of a quorum.

Proposals:  More than one-half of the outstanding shares must vote for a proposal for it to be adopted.

As of April 7, 2008, affiliates of Kohlberg Kravis Roberts & Co. L.P. beneficially own and have the right to vote approximately 62% of the outstanding shares of our Common Stock and have advised us that they intend to vote all such shares in favor of all nominees for Director and the ratification of the appointment of Deloitte & Touche LLP. As a result, we are assured a quorum at the Annual Meeting, the election of all nominees for Director and the ratification of the appointment of Deloitte & Touche LLP.

Who will count and certify the votes?

Representatives of Corporate Election Services and the staff of our Corporate Secretary office will count the votes and certify the election results. The results will be published in our Quarterly Report on Form 10-Q for the second quarter of 2008.

What does it mean if I receive more than one proxy card?

It means you have multiple accounts at the transfer agent or with stock brokers or other nominees. Please complete and provide your voting instructions for all proxy cards and voting instruction cards that you receive.

Will my shares be voted if I do not sign and return my proxy card?

They could be. If your shares are held in street name and you do not instruct your broker or other nominee how to vote your shares, your broker or nominee may use its discretion to vote your shares on “routine matters” (such as election of Directors and ratification of auditors) or leave your shares unvoted, which we refer to as “broker non-votes.” We encourage you to provide instructions to your nominee by completing the instruction card or proxy that it sends to you. This will ensure that your shares are voted at the Annual Meeting as you direct.

How can I change my vote?

You have the right to revoke your proxy at any time before the Annual Meeting. If you are a holder of record, you may contact our Corporate Secretary and request that another proxy card be sent to you. Alternatively, you may use the Internet or the telephone to re-vote your shares, even if you mailed the proxy card or previously voted using the Internet or telephone. The latest-dated, properly completed proxy that you submit, whether through the Internet, by telephone or by mail will count as your vote. Please note that if you re-vote your shares by mail, your re-vote will not be effective unless it is received by our Corporate Secretary at the address specified below prior to the Annual Meeting. If your shares are held in street name, you must contact your bank, broker or other nominee and follow their procedures for changing your vote instructions.

Can I view these materials electronically?

This Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2007 are available online at www.primedia.com. From the home page, select the Investor Relations tab to view or download the materials.

How do I obtain a copy of materials related to corporate governance?

Our Corporate Governance Guidelines, charters of standing committees of our Board of Directors, our Code of Ethics and other materials related to corporate governance are published on the Governance section of our website at www.primedia.com. In addition, this information is available in print to any stockholder who requests it by contacting our Corporate Secretary at the address specified below.

What are the solicitation expenses?

Our Board of Directors is asking for your proxy and we will pay all of the costs of asking for stockholder proxies. We can ask for proxies through the mail or personally by telephone or the Internet. While our Directors, officers and regular employees of PRIMEDIA may ask for proxies, these people do not receive additional compensation for these services. It is contemplated that additional solicitation of proxies will be made in the same manner under the engagement and direction of Georgeson & Co., at an anticipated cost of $5,000, plus reimbursement of out-of-pocket expenses. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding solicitation material to the beneficial owners of PRIMEDIA Common Stock.

How can I submit a proposal for consideration at the 2009 annual meeting?

To be considered for the 2009 annual meeting, stockholder proposals must be submitted in writing to our Corporate Secretary at the address specified below. No proposal can be included in our proxy statement for the 2009 annual meeting unless it is received by our Corporate Secretary no later than December 26, 2008. The proposal must also meet the other requirements of the rules of the Securities and Exchange Commission relating to stockholder proposals.

How can I recommend someone as a candidate for Director?

A stockholder who wishes to recommend a candidate for Director may write to Mr. David Bell, Chairman of the Nominating and Corporate Governance Committee of the Board of Directors, in care of our Corporate Secretary. To be effective for consideration at the 2009 annual meeting, a nomination must be received by our Corporate Secretary no later than March 21, 2009 and must include information required under our By-laws, including information about the nominating shareholder and information about the nominee that would be required to be included in a proxy statement under the rules of the SEC. For additional information, please see “Corporate Governance—Stockholder Recommendations or Nominations for Director” below.

What is the address of PRIMEDIA’s Corporate Secretary?

You may write to our Corporate Secretary at PRIMEDIA Inc., 3585 Engineering Drive, Norcross, Georgia 30092.

What is the effect of the reverse stock split on the information in this Proxy Statement?

On August 1, 2007, we effected a reverse stock split, whereby each PRIMEDIA stockholder received one new share of PRIMEDIA Common Stock in exchange for every six existing shares of PRIMEDIA Common Stock. Effect has been given to the impact of the reverse stock split on all relevant amounts presented in this Proxy Statement, except as otherwise indicated.

MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

Proposal 1 — To elect nine Directors, each for a term of one year

We currently have nine Directors, each of whom is standing for reelection at the Annual Meeting. It is proposed that all nine Directors be elected to hold office until the next annual meeting of stockholders and until their successors have been elected. Unless otherwise marked or indicated, a proxy will be voted for these individuals. Although we do not anticipate that any of the persons named below will be unable or unwilling to stand for election, in the event of such an occurrence, a proxy may be voted for a substitute designated by the Board. However, in lieu of designating a substitute, the Board, in its discretion, may reduce the number of Directors.

On April 21, 2008, we entered into an employment agreement with Charles Stubbs, under which Mr. Stubbs will become President and Chief Executive Officer of PRIMEDIA on or before May 27, 2008. Promptly upon Mr. Stubbs joining us as President and CEO, the Board anticipates increasing the size of the Board to ten Directors and appointing Mr. Stubbs as a Director to hold office until the next annual meeting of stockholders.

The Board of Directors recommends that you vote FOR the nominees described below:

David A. Bell Age: 64	Mr. Bell became a Director in May 2001. He is currently an Operating Advisor at Pegasus Capital Advisors, L.P., a private equity fund manager. From March 2006 until March 2007, he was Chairman Emeritus of the Interpublic Group of Companies, Inc., or IPG. From January 2005 until March 2006, Mr. Bell was Co-Chairman of IPG. From February 2003 until January 2005, he was the Chairman and Chief Executive Officer of IPG. He was the Vice Chairman of IPG from July 2001 to January 2003 and the Chairman of the Board and Chief Executive Officer of True North Communications Inc. from 1999 through 2001. Mr. Bell is also a Director of The Warnaco Group, Inc. and DHB Industries Inc. Mr. Bell is Chairman of the Nominating and Corporate Governance Committee and a member of the Audit Committee.

Beverly C. Chell Age: 65	Ms. Chell became a Director in March 1992. Ms. Chell currently serves as a consultant to the Company. From 1991 through November 2005, Ms. Chell was Vice Chairman, General Counsel and Secretary of the Company. Ms. Chell also served as Vice Chairman and Chief Financial Officer of the Company from December 2005 through June 2006. Ms. Chell is a member of the Compensation Committee.

Daniel T. Ciporin Age: 50	Mr. Ciporin became a Director in July 2006. He is currently a venture partner in Canaan Partners, a venture capital fund specializing in early stage companies. From July 2005 until March 2007, Mr. Ciporin provided independent consulting services. From January 1999 until June 2005, Mr. Ciporin was Chairman and CEO of Shopping.com, Ltd. Mr. Ciporin is also a Director of VistaPrint Limited and Corel Corporation. Mr. Ciporin is a member of the Audit Committee.

Meyer Feldberg Age: 66	Professor Feldberg became a Director in January 1997. He is currently serving as a Senior Advisor to Morgan Stanley, which he joined in March 2005. Professor Feldberg is the Sanford Bernstein Professor of Leadership and Ethics at the Columbia University Graduate School of Business, or the CUGSB. He is also Dean Emeritus of the CUGSB. From 1989 to 2004, Professor Feldberg was the Dean and a Professor at the CUGSB. He is also a Director of UBS Funds, Macy’s, Inc., Revlon, Inc. and SAPPI Limited. Professor Feldberg is a member of the Audit Committee and the Nominating and Corporate Governance Committee.

Perry Golkin Age: 54	Mr. Golkin became a Director in November 1991. He is a General Partner of KKR Associates and a member of the limited liability company which serves as the general partner of KKR. He is also a Director of Rockwood Holdings Inc. Mr. Golkin is Chairman of the Compensation Committee and a member of the Executive Committee.

H. John Greeniaus Age: 63	Mr. Greeniaus became a Director in June 1998. He has been President of G-Force, Inc., a financial services company, since 1998. He was previously Chairman and Chief Executive Officer of Nabisco, Inc. He is also a Director of the Interpublic Group of Companies, Inc. Mr. Greeniaus is a member of the Compensation Committee, Audit Committee and Nominating and Corporate Governance Committee.

Dean B. Nelson Chairman of the Board Age: 49	Mr. Nelson became a Director and Chairman of the Board in April 2003 and served as President and Chief Executive Officer of the Company from October 2005 to September 2007. He has been the Chief Executive Officer of Capstone Consulting LLC since March 2000.

Kevin J. Smith Age: 53	Mr. Smith became a Director in July 2006. He currently serves as a consultant to private equity firms. From April 2004 until March 2005, he was the Executive Vice President and Chief Financial Officer of R.R. Donnelley & Sons Co. From January 2002 until March 2004, he was Chief Financial Officer of Heidrick & Struggles International Inc. Mr. Smith is Chairman of the Audit Committee.

Thomas C. Uger Age: 33	Mr. Uger became a Director in September 2005. He is currently a Director of KKR. He joined KKR in 1998 and from June 2005 through December 2006 was a principal of KKR. Mr. Uger is a member of the Compensation Committee and Executive Committee.

Proposal 2 — To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2008

The Audit Committee of the Board of Directors has appointed Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu and their respective affiliates, collectively referred to as “Deloitte & Touche,” as our independent registered public accounting firm for 2008. The Board of Directors has approved the appointment of Deloitte & Touche, subject to ratification of such appointment by the stockholders. Deloitte & Touche has been our independent registered public accounting firm since our inception in 1992, and including our predecessor companies, since 1989. A representative of Deloitte & Touche will be present at the meeting. The representative will be given an opportunity to make a statement if he or she desires to do so and will be available to answer appropriate questions.

The Board of Directors recommends that you vote “for” ratification of the appointment of Deloitte & Touche as our independent registered public accounting firm for 2008.

Fees Billed by Independent Registered Public Accounting Firm

The following table sets forth the aggregate fees billed to us by Deloitte & Touche for the years ended December 31, 2007 and 2006:

	Year Ended
	2007	2006
Audit Fees(1)	$2,930,000	$4,405,000
Audit-Related Fees(2)	1,085,000	1,680,000

Total Audit and Audit-Related	4,015,000	6,085,000
Tax Fees(3)	2,505,000	2,388,000
All Other Fees	0	0

Total Fees	$6,520,000	$8,473,000

(1)	Includes fees for the audit of annual consolidated financial statements, reviews of the consolidated financial statements included in quarterly reports and services normally provided by the independent auditor in connection with regulatory filings. Also included are fees for professional services rendered for the audit of the effectiveness of internal controls over financial reporting.

(2)	Includes fees for consultation on financial accounting and reporting standards, acquisition- and divestiture-related services and the audits of employee benefit plans. Fees for 2007 and 2006 include $918,000 and $1,046,000, respectively, for individual unit audits resulting from divestiture transactions. Also includes fees of $422,000 in 2006 for review of a Form 10 filing regarding the potential spin-off of Consumer Source Inc.

(3)	In 2007, tax fees include compliance services of $367,000 and advisory and consulting services of $2,138,000. In 2006, total tax fees reflect advisory and consulting services.

Policy on Approval of Independent Registered Public Accounting Firm Fees and Services

The services performed by Deloitte & Touche in 2007 were pre-approved by the Audit Committee in accordance with the pre-approval policy and procedures adopted by written consent of the Audit Committee dated July 3, 2003. This policy describes the permitted audit, audit-related, non-audit related (tax) and non-permitted services (all other fees) (collectively referred to as the “Disclosure Categories”) that Deloitte & Touche may perform. The policy requires that prior to the beginning of each year’s audit, a description of services (a Service List) to be performed by Deloitte & Touche in each of the Disclosure Categories must be presented to the Audit Committee for approval. In 2007, all services included on the Service List were pre-approved following the policies and procedures of the Audit Committee.

Any requests for audit, audit-related and non-audit related (tax) services not included on the Service List must be submitted to the Audit Committee for specific pre-approval. Generally, pre-approval is provided at regularly scheduled meetings of the Audit Committee. However, the authority to grant specific pre-approval between meetings, as necessary, has been delegated to the Chairman of the Audit Committee, or any member of the Committee in the absence of the Chairman. In the event unexpected matters arise requiring services by Deloitte & Touche not included on the Service List, management may approve the services for limited amounts. In the event any of the audit-related services or non-audit related services are authorized by fewer than all members of the Audit Committee, our Chief Accounting Officer or the Chairman shall notify any members of the Audit Committee who did not participate in such determination of the services and fees authorized.

On a quarterly basis, the Audit Committee reviews the status of services year-to-date against the original Service List and the forecast of remaining services for the year.

CORPORATE GOVERNANCE

Governance Principles

Our Board of Directors is committed to establishing and maintaining corporate governance practices that reflect the highest standards of ethics and integrity. Toward that end, the Board has established a Nominating and Corporate Governance Committee and adopted Corporate Governance Guidelines, which set forth the practices of the Board, including guidelines for determining qualifications for Directors, Director independence, and business conduct and ethics for the Board. The Nominating and Corporate Governance Committee charter is available, along with the Corporate Governance Guidelines, in the Governance section of our website located at www.primedia.com. They are also available in print by writing to our Corporate Secretary. All modifications to the Corporate Governance Guidelines will be reflected on our website.

In accordance with our Corporate Governance Guidelines, the Board completed an evaluation of the effectiveness of the Board and each of its committees since the last annual meeting of stockholders. The Board evaluations consider, among other things, the quality of meeting agendas, materials and discussions. Evaluations focus on both strengths and opportunities for improvement.

We comply with the NYSE listing standards applicable to corporate governance. On June 18, 2007, we timely submitted to the NYSE the Annual CEO Certification, pursuant to Section 303A.12 of the NYSE’s listing standards, whereby our Chief Executive Officer certified that he was not aware of any violation by PRIMEDIA of the NYSE’s corporate governance listing standards as of the date of the certification.

Director Independence

The Board is comprised of a majority of independent Directors within the meaning of applicable NYSE listing standards and the applicable provisions of the Securities Exchange Act of 1934, as amended. In order for a Director to be considered “independent,” the Board must affirmatively determine that the Director has no material relationship with PRIMEDIA (either directly or as a partner, stockholder or officer of an organization that has a relationship with PRIMEDIA). The Board has established guidelines to assist it in making this determination, and those guidelines are set forth in Annex A of our Corporate Governance Guidelines. In each case, the Board considers all relevant facts and circumstances. The ownership of a significant amount of stock is not, in and of itself, a bar to independence; but, rather, is one factor to consider. Applying these guidelines and the rules of the NYSE and applicable laws, the Board has affirmatively determined that each of the following Directors is independent:

David A. Bell	Meyer Feldberg	H. John Greeniaus	Thomas C. Uger
Daniel T. Ciporin	Perry Golkin	Kevin J. Smith

Neither of our other Directors, Dean B. Nelson, our Chairman, and Beverly C. Chell, our former Vice Chairman and General Counsel, qualifies as independent under established guidelines.

Under the applicable NYSE rules and the Sarbanes-Oxley Act of 2002, we must have an audit committee comprised solely of independent Directors. In addition to the requirements for independent Directors in the preceding paragraph, members of the Audit Committee must meet separate requirements that they receive no compensation from PRIMEDIA, other than compensation for serving as a Director, and that they are not “affiliated persons” of PRIMEDIA. We are in compliance with all the independence requirements relating to the Audit Committee. Please refer to “Board Committees” below for more information.

Board Composition and Meetings

The Board is currently comprised of nine members. The Board has responsibility for establishing broad corporate policies and for our overall performance. Members of the Board are kept informed of our businesses by various reports and documents sent to them periodically, as well as by operating and financial reports made at Board and committee meetings by the Chairman, the President and CEO, the Chief Financial Officer and other officers and management executives.

Regular meetings of the Board are held throughout the year. In 2007, the Board held 13 meetings and also acted by unanimous written consent. Each Director standing for election attended at least 80% of the total number of meetings of the Board and Board committees of which he or she was a member in 2007. It is our policy that Directors are encouraged to attend the annual meeting of stockholders. A majority of our Directors attended the annual meeting in 2007 either in person or by telephone.

Directors who are not officers or employees of PRIMEDIA hold regular executive sessions at which management Directors, including our Chairman, are not present. Unless the Board determines otherwise, these sessions occur, at a minimum, two times a year. In addition, those Directors who are not management or affiliated with our majority stockholder (investment partnerships controlled by Kohlberg Kravis Roberts & Co. L.P., or KKR) hold an executive session at least once a year at which only these Directors are present. The Director with the most seniority in attendance at an executive session presides over such executive session.

Board Committees

The Board currently has four standing committees: Audit Committee, Nominating and Corporate Governance Committee, Compensation Committee and Executive Committee. Under applicable NYSE rules, we are considered a “controlled company” because more than 50% of the stockholder voting power is held by investment partnerships controlled by KKR. As a result, we are not required to have a compensation, nominating or corporate governance committee; however, the Board has elected to establish these committees.

Audit Committee	Nominating and Corporate Governance Committee	Compensation Committee	Executive Committee
David A. Bell Daniel T. Ciporin Meyer Feldberg H. John Greeniaus Kevin J. Smith*	David A. Bell* Meyer Feldberg H. John Greeniaus	Beverly C. Chell Perry Golkin* H. John Greeniaus Thomas C. Uger	David A. Bell Perry Golkin Dean B. Nelson Thomas C. Uger

*	Committee Chair.

During 2007, the Audit Committee held six meetings, the Nominating and Corporate Governance Committee held four meetings, the Compensation Committee held one meeting and the Executive Committee held one meeting.

The Board has determined that all the members of each of the Board’s standing committees meet the criteria for independence as established by the NYSE and under the Sarbanes-Oxley Act of 2002, except that Beverly C. Chell, a member of the Compensation Committee, and Dean B. Nelson, a member of the Executive Committee, are not considered independent. Each of the committees is described in greater detail below. The Board has established written charters for the Compensation Committee, Audit Committee and Nominating and Corporate Governance Committee. Each of the charters can be found in the Governance section on our website located at www.primedia.com or can be obtained in print by writing to our Corporate Secretary. Any changes to the charters will be reflected on our website.

Audit Committee

The purpose of the Audit Committee is to assist the Board in overseeing our accounting, reporting and financial practices. Its duties include selecting and overseeing our independent auditor, reviewing the scope of the audit to be conducted by the independent auditor, including the results of such audit, reviewing our internal audit function and our disclosure and internal controls procedures, approving audit and other services to be provided by our independent auditor and overseeing our financial reports, including our annual report, and the critical accounting policies and estimates used in preparing such reports.

The charter of the Audit Committee requires that the Audit Committee be comprised of at least three Directors, all of whom must be independent under the NYSE rules and the Sarbanes-Oxley Act of 2002. In addition, each member of the Audit Committee must be financially literate within the meaning of the NYSE listing standards, and at least one member must have accounting or related financial expertise as determined by the Board. The Board has determined that each of the Audit Committee members is independent and financially literate and that Messrs. Smith, Bell, Ciporin and Greeniaus each qualify as an “audit committee financial expert,” as defined by the SEC, and as a result have accounting and related financial management expertise within the meaning of the NYSE listing standards. The Audit Committee’s Report appears on pages 39 through 40.

Compensation Committee

The purpose of the Compensation Committee is to review and oversee our compensation programs, including remuneration arrangements for our senior executives, including our Chairman and our President and CEO. Additional information about the Compensation Committee’s responsibilities is included in the Compensation Discussion and Analysis beginning on page 17. The Compensation Committee’s Report appears on page 39.

Nominating and Corporate Governance Committee

The purpose of the Nominating and Corporate Governance Committee is to develop and recommend to the Board a set of corporate governance principles and to perform a leadership role in shaping our corporate governance; and identify qualified candidates to serve on the Board and recommend Director nominees to be submitted to the stockholders for election at an annual meeting. The Committee’s duties include regularly reviewing and recommending changes to our corporate governance principles, including retirement and other tenure policies for Directors, assessing channels through which the Board receives information and overseeing evaluation of the Board and management. The Board has determined that each of the Nominating and Corporate Governance Committee members is independent.

Executive Committee

The Executive Committee has authority to act for the Board on all matters during intervals between Board meetings.

Stockholder Recommendations or Nominations for Director

The Nominating and Corporate Governance Committee considers candidates recommended by current Directors, officers, employees and third parties. The Nominating and Corporate Governance Committee also will consider stockholder recommendations for candidates for the Board. Stockholders should send their recommendations to our Corporate Secretary. Nominations must conform to the procedures set forth in our By-Laws, a copy of which is available without charge upon request to our Corporate Secretary.

Candidates recommended by stockholders are evaluated against the same criteria used to evaluate all candidates. Candidates should be individuals with high standards of ethics and integrity, good judgment and who are committed to representing the interests of the stockholders. They should have broad business, governmental, non-profit or professional experience that indicates the candidate will be able to make significant and immediate contributions to the Board’s discussions and decisions. They should be able to devote sufficient time and energy to the performance of the duties of a Director. The Board’s review of a candidate is typically based on any written materials provided with respect to the potential candidate, personal references and interviews. In the future, the Nominating and Corporate Governance Committee will use these and other materials approved by the Board and the Nominating and Corporate Governance Committee to evaluate potential candidates. In 2007, we did not pay a fee to any third party to identify candidates.

Code of Ethics

We strongly believe that our business practices should reflect the highest standards of honesty, fair dealing and ethics. Toward that end, the Board has adopted a Code of Ethics, which applies to all of our Directors, officers and employees. The Code of Ethics is available in the Governance section of our website located at www.primedia.com. It is also available in print by writing to our Corporate Secretary. Any modifications to the Code of Ethics will be reflected on our website. We also have an Ethics Committee, which investigates allegations of unethical or inappropriate behavior, as well as a toll-free Ethics HelpLine, which employees and others may use on a confidential basis to notify the Audit Committee if they become aware of any questionable accounting practices.

Communications with the Board

Stockholders or other interested parties who wish to communicate with our Directors, a committee of the Board, the independent Directors as a group or our Board of Directors generally may do so by addressing their correspondence to such member or members in care of our Corporate Secretary at PRIMEDIA Inc., 3585 Engineering Drive, Norcross, Georgia 30092.

COMPENSATION OF DIRECTORS

Overview

Only Directors who are not full-time employees of PRIMEDIA receive compensation for services as a Director. We use a combination of cash and stock-based compensation to attract and retain highly-qualified individuals to serve on our Board. Compensation for non-employee Directors during 2007 was comprised of the following:

Type Of Compensation	Amount($)
Annual Cash Retainer(1)	55,000

Additional Annual Retainer for Committee Chair:
Audit Committee	5,000
Nominating and Corporate Governance Committee	5,000

Additional Annual Retainer for Committee Membership:
Audit Committee	25,000
Nominating and Corporate Governance Committee	10,000
Compensation Committee(2)	10,000

(1)	Includes all service on the Board and standing committees, including attendance at meetings. Annual fees are payable in quarterly installments. For 2008, the annual retainer will remain at $55,000, and additional committee fees will remain unchanged.

(2)	Board members affiliated with KKR do not receive additional fees for serving on the Compensation Committee.

Directors are reimbursed for the business expenses related to attendance at Board meetings, including room, meals and transportation to and from Board meetings.

Stock Option Awards

Upon initial election to the Board, each non-employee Director is granted an option to acquire 8,333 shares of our Common Stock. These options vest over three years in equal installments and expire after five years. We do not grant annual stock option awards to our Directors, but we have in the past periodically granted options to Directors in addition to those granted upon being elected as a Director. No stock options were granted to Directors in 2007.

Directors’ Deferred Compensation Plan

Under the Directors’ Deferred Compensation Plan, a non-employee Director may elect to defer all or part of the annual fees payable to the Director. Deferred amounts are “credited” to an unfunded cash account or Common Stock equivalent account, as selected by the Director. Interest, at PRIMEDIA’s average borrowing rate, is credited quarterly for bookkeeping purposes to a Director’s cash account. Subject to certain restrictions, a Director is permitted to take distributions in cash from a cash account or in shares of Common Stock or cash equivalent equal to the value of credited shares at the time of distribution, at the Company’s option, in whole or in part, from her or his account following retirement or termination of service. Only one Director, Mr. Golkin, currently participates in the Plan under which he has elected to defer his fees in Common Stock equivalents.

Director and Officer Liability Insurance

We obtain Director and officer liability insurance to insure our Directors and officers against certain losses they may be required to pay as a result of performing their duties as Directors and officers. We pay one premium for this insurance for all of PRIMEDIA and therefore do not allocate a specific dollar amount to any individual Director or the Directors as a whole.

Non-Employee Director Compensation For 2007

The table below summarizes the compensation paid by PRIMEDIA to non-employee Directors for the year ended December 31, 2007:

Name	Fees earned or paid in cash($)(1)	Stock Awards ($)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)(3)	Total($)
David A. Bell	95,000	—	32,645	—	—	—	127,645
Beverly C. Chell	65,000	—	—	—	—	111,773	176,773
Daniel T. Ciporin	150,000	—	11,805	—	—	—	161,805
Meyer Feldberg	93,750	—	32,645	—	—	—	126,395
Perry Golkin	55,000	—	—	—	—	—	55,000
H. John Greeniaus	100,000	—	32,645	—	—	—	132,645
Kevin J. Smith	151,250	—	11,805	—	—	—	163,055
Thomas C. Uger	55,000	—	—	—	—	—	55,000

(1)	Mr. Bell’s fees consisted of the $55,000 annual fee, $25,000 for serving on the Audit Committee and $15,000 for serving on the Nominating and Corporate Governance Committee.

Ms. Chell’s fees consisted of the $55,000 annual fee and $10,000 for serving on the Compensation Committee.

Mr. Ciporin’s fees consisted of the $55,000 annual fee, $25,000 for serving on the Audit Committee and $70,000 for serving on a special litigation committee, which was established by the Board in May 2007.

Mr. Feldberg’s fees consisted of the $55,000 annual fee, $28,750 for serving on the Audit Committee and $10,000 for serving on the Nominating and Corporate Governance Committee. Mr. Feldberg resigned as Chairman of the Audit Committee effective October 1, 2007.

Mr. Golkin participates in the Directors’ Deferred Compensation Plan and as a result, in lieu of cash compensation, at the end of each calendar quarter during 2007, Mr. Golkin received credits for PRIMEDIA Common Stock in an amount determined by dividing the quarterly fee payable, $13,750, by the share price on the last trading day of the calendar quarter. During 2007, Mr. Golkin received credits in PRIMEDIA Common Stock in the following amounts:

Quarter Ending	Number of shares credited	Share Price($)
March 31	861.5288	15.96
June 30	804.0936	17.10
September 30	979.3447	14.04
December 31	1,617.6471	8.50

As of April 1, 2008, Mr. Golkin has accumulated credits equal to an aggregate of 31,457.2027 shares of PRIMEDIA Common Stock through the Directors’ Deferred Compensation Plan.

Mr. Greeniaus’ fees consisted of the $55,000 annual fee, $25,000 for serving on the Audit Committee, $10,000 for serving on the Nominating and Corporate Governance Committee and $10,000 for serving on the Compensation Committee.

Mr. Smith’s fees consisted of the $55,000 annual fee, $26,250 for serving on the Audit Committee and $70,000 for serving on a special litigation committee, which was established by the Board in May 2007. Mr. Smith was appointed Chairman of the Audit Committee on October 1, 2007.

Mr. Uger’s fees consisted of the $55,000 annual fee.

(2)	Amounts in this column reflect the compensation expense recognized by us for financial statement reporting purposes with respect to outstanding stock options under FAS 123(R). These values have been determined based on the assumptions set forth in Note 15 to our consolidated financial statements for the fiscal year ended December 31, 2007, disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions.

(3)	Amount reflects fees and expenses paid pursuant to Ms. Chell’s consulting agreement, which expired on December 31, 2007.

EXECUTIVE OFFICERS

On April 21, 2008, we entered into an employment agreement with Charles Stubbs, under which Mr. Stubbs will become President and Chief Executive Officer of PRIMEDIA on or before May 27, 2008. Mr. Stubbs has served as President and CEO of YELLOWPAGES.COM since November 2004. Prior to that time, Mr. Stubbs served as President of BellSouth IntelliVentures, the electronic media division of BellSouth Advertising and Publishing Group. Before joining BellSouth, Mr. Stubbs was Executive Vice President of Infospace, a Bellevue, Washington-based entity that develops and markets Internet and wireless solutions for wireless operators and content sites.

The following are the current executive officers of PRIMEDIA other than Mr. Nelson:

Kim R. Payne Senior Vice President and Chief Financial Officer Age: 40	Ms. Payne has served as Chief Financial Officer since August 2007. Previously, she had served as Chief Financial Officer of Consumer Source Inc. since August 2006. She joined Consumer Source as an accountant in 1991 and during her tenure has served in various finance management roles, including Financial Analyst, Director of Analysis and Planning, and Vice President of Finance.

Robert J. Sforzo Senior Vice President, Chief Accounting Officer and Controller Age: 61	Mr. Sforzo has served as Chief Accounting Officer since May 2003. Previously, he had served as a Senior Vice President of PRIMEDIA since December 1999 and Controller since October 1998.

Bruce Abrahams Senior Vice President, Tax and Accounting Age: 43	Mr. Abrahams has served as Senior Vice President, Tax and Accounting since January 2006. From November 2005 through January 2006, Mr. Abrahams was Senior Vice President, Internal Audit. From February 2003 through October 2005, Mr. Abrahams was Vice President, Internal Audit. Prior to that, Mr. Abrahams was Senior Director of Financial Reporting.

Keith Belknap Senior Vice President, General Counsel and Secretary Age: 50	Mr. Belknap has served as Senior Vice President, General Counsel and Secretary of PRIMEDIA since September 2007 and of Consumer Source Inc. since March 2007. From February 2006 to March 2007, he served as Assistant General Counsel of PPG Industries, Inc. From April 2003 to February 2006, he served as Principal Counsel to Georgia-Pacific Corporation. Prior to April 2003, Mr. Belknap was Counsel at Skadden, Arps, Slate, Meagher & Flom LLP.

Arlene Mayfield Senior Vice President and President, Apartment Guide Age: 45	Ms. Mayfield has served as Senior Vice President since December 2007, and President of Consumer Guide’s Apartment Guide division since October 2005. Previously, she had served as Vice President of the New Homes Division since September 2003. She began her career with Consumer Source in 1993 as the Publisher of the Albuquerque Apartment Guide. Ms. Mayfield was promoted to Publisher of the Orlando Apartment Guide in 1997 and subsequently to Regional Director for the Eastern Region in 1999.

Carl F. Salas Senior Vice President, Treasurer Age: 47	Mr. Salas has served as Treasurer since May 2005 and a Senior Vice President since April 2006. He joined PRIMEDIA as Vice President and Assistant Treasurer in June 2003. From October 2002 until June 2003, Mr. Salas was a principal at Castle Crow & Company, LLC, a merchant bank. Prior to 2002, Mr. Salas was a Managing Director at Banc of America Securities LLC.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction and Overall Compensation Philosophy

Our executive compensation programs are designed to attract, retain and motivate top executive talent while aligning the interests and compensation of such executives with the interests of our stockholders. To that end, our compensation packages have historically included both cash and stock-based compensation that are designed to recognize and reward individual contributions as measured against established short-term and long-term financial and operational goals.

This section describes our 2007 compensation programs for our “named executive officers,” which for purposes of this proxy statement are the individuals listed in the Summary Compensation Table on page 25. Robert C. Metz, PRIMEDIA’s President and CEO, resigned effective April 25, 2008. Because Mr. Metz served as a named executive officer during 2007, the section below includes discussion of Mr. Metz’s compensation for such period. We have entered into an employment agreement with Charles Stubbs, under which Mr. Stubbs will become President and CEO on or before May 27, 2008. As a result, Mr. Stubbs is not considered a named executive officer for 2007 and the components of his compensation are not discussed below.

Role of Compensation Committee

The Compensation Committee is responsible for reviewing and overseeing our executive compensation programs. In connection with its duties, the Compensation Committee periodically reviews executive compensation programs and evaluates the relationship between the programs and performance. The Compensation Committee considers, among other things, the following factors in making decisions regarding executive compensation:

•	Our compensation philosophy;

•	Our financial and operational performance relative to peers and industry standards;

•	Aligning of executive interests with stockholder interests; and

•	Total compensation and the combination of compensation elements.

The Compensation Committee also develops the individual and corporate goals and objectives relevant to the compensation of our Chairman. The Compensation Committee, together with our Chairman, reviews the compensation components for our other executive officers.

Role of Management

Management assists the Compensation Committee in making compensation determinations in various ways. Our Chairman assesses the performance of the other named executive officers and makes recommendations regarding their compensation to the Compensation Committee. In addition, our Chairman and Executive Vice President, Human Resources, develop proposals regarding changes in compensation for review and approval by the Compensation Committee and assist the Compensation Committee in making compensation decisions by providing data necessary to evaluate and implement compensation proposals and programs.

The Compensation Committee has established a pool consisting of 150,000 stock options and has delegated to our Chairman the authority and discretion to make grants from such pool not exceeding 15,000 options per grant. Our Chairman is required to periodically report these grants to the Compensation Committee. No options from this pool were granted in 2007.

Role of Compensation Consultant and other Advisors

Neither we nor the Compensation Committee has any contractual relationship with any compensation consultant. Periodically, however, we have engaged Hewitt Associates to assist with specific requests regarding equity compensation packages. In addition, from time to time we seek advice from legal counsel regarding current developments in laws and regulations relating to compensation matters.

2007 Executive Compensation Adjustments

In anticipation of or in connection with the sale of our Enthusiast Media segment in 2007, several changes were made in the positions, responsibilities and compensation of our named executive officers:

Salaries and Target Bonuses.

•

In connection with Dean B. Nelson’s change in position from Chairman, President and Chief Executive Officer of PRIMEDIA to Chairman of PRIMEDIA, his base salary was reduced from $1,000,000 to $500,000, effective October 1, 2007.

•

Upon Robert C. Metz’s promotion to President and Chief Executive Officer of PRIMEDIA, his base salary was increased from $500,000 to $525,000, and his target bonus under our Executive Incentive Compensation Plan, was increased from 65% to 70%, effective October 1, 2007.

•

Upon Kim R. Payne’s promotion to Chief Financial Officer of PRIMEDIA, her base salary was increased from $200,000 to $250,000, and her target bonus under our Executive Incentive Compensation Plan was increased from 45% to 50%, effective October 1, 2007.

Retention Bonuses. The retention bonus to which each of Robert J. Sforzo and Carl F. Salas will be entitled under his employment agreement if he remains an employee of PRIMEDIA on May 31, 2008 was increased from $125,000 to $200,000.

Special Bonuses. In connection with the sale of our Enthusiast Media segment, Dean B. Nelson, Kevin J. Neary, Steven Parr and Steve Aster received a special bonus of $1,000,000, $555,800, $1,845,300 and $555,800, respectively.

2007 Executive Compensation Components

During 2007, our primary compensation programs were comprised of the following components:

•	Base Salary

•	Annual Incentive Awards

•	Other Incentives

•	Retirement Benefits

•	Personal Benefits and Perquisites

Base Salary. Base salaries for our named executive officers depend on the level of responsibility of the position, experience of the executive, performance of the executive and company objectives. In addition, we evaluate salaries paid in the competitive marketplace for executive talent and compare base salaries for comparable positions at other companies.

We regularly monitor base salaries and adjustments are made based upon company and executive performance and, if applicable, changes in position and responsibilities. Both financial and non-financial performance measures are considered when determining if any adjustment is warranted. If a named executive officer has responsibility for a particular business unit, the financial results of that unit are also considered.

Annual Incentive Awards. During 2007, each of the named executive officers (other than Messrs. Parr and Aster) participated in our Executive Incentive Compensation Plan, or EICP. The EICP is an annual cash incentive program that provides cash awards that are contingent and based on pre-established financial targets. Awards are based on a percentage of the executive’s earned base salary during the calendar year in which they participate in the EICP.

Each year, as part of our annual budget process, the Compensation Committee determines the components of the financial portion of the EICP for the next bonus period and sets the threshold, target and maximum levels for each component as well as the weighting of each component respective to the total award. The Compensation Committee considers specific circumstances relating to our current operations when determining the threshold, target and maximum levels.

For 2007, the Compensation Committee determined that 80% of the named executive officer’s EICP target award would be based on achievement of financial objectives relating to consolidated net revenue, EBITDA and net free cash flow (each as defined below) of their respective business units, with each component accounting for 20%, 40% and 20%, respectively, of the total financial portion. The remaining 20% would be discretionary.

However, in connection with the sale of our Enthusiast Media segment in 2007, the Compensation Committee determined to pay Messrs. Nelson, Neary, Sforzo and Salas the full amount of their respective target awards for 2007. Also, the purchaser of our Enthusiast Media segment assumed all obligations under the EICP for 2007 with respect to Messrs. Parr and Aster.

The financial portion of 2007 EICP target awards for Mr. Metz and Ms. Payne were based solely on financial results of our Consumer Guides segment. The financial portion of 2007 EICP target award for Ms. Mayfield was based solely on the financial results of the Apartment Guide business, which is part of our Consumer Guides segment. For Mr. Metz and Ms. Payne, the financial objectives under the EICP were defined:

•

Net Revenue:  The total product and services revenues of our Consumer Guides segment, excluding barter revenues and intercompany revenues, which include cross-promotion revenues. For 2007, the objective upon which bonuses were based for these executives was approximately $344 million.

•

EBITDA:  Consumer Guides segment EBITDA, which represents earnings before interest, taxes, depreciation, amortization, non-cash compensation, provision for restructuring costs and other. For 2007, the objective upon which bonuses were based was approximately $86 million.

•

Net Free Cash Flow:  Consumer Guides segment EBITDA, plus/minus changes in working capital, non-cash EBITDA items and acquisition reserve payments. For 2007, the objective upon which bonuses were based was approximately $85 million.

Bonus payments can range from no payment to 150% of an executive’s target bonus, though historically they have ranged from 50% to 150%, and are contingent upon the extent to which pre-established objectives are met:

•

No payment for a particular financial objective of the EICP award unless the threshold performance level (90% of the Net Revenue objective; 85% of the EBITDA and Net Free Cash Flow objectives) is achieved;

•

Payment of at least 50% but less than 100% of the target bonus for a particular financial objective of the EICP award determined on a pro rata basis if the threshold performance level for that objective is achieved or exceeded, but the objective is not met;

•

Payment of at least 100% but less than 150% of the target bonus for a particular financial objective of the EICP award determined on a pro rata basis if the target performance level for that objective is achieved or exceeded, but the maximum performance level (110% of the Net Revenue objective; 115% of the EBITDA and Net Free Cash Flow objective) is not achieved; and

•	Payment of 150% of the target bonus for a particular financial objective of the EICP award if the maximum performance level for that objective is achieved or exceeded.

Following the completion of the audit of our consolidated financial statements for the prior year, the Compensation Committee, with the assistance of the Human Resources and Accounting departments, reviews the actual performance of the business unit or units in relation to each of the pre-determined financial objectives to determine financial achievement. Discretionary awards for named executive officers in most cases are determined by applying the weighted-average financial award percentage to the discretionary award target amounts. Payment of EICP bonuses is generally made as soon as practicable following the plan year.

The total target awards and payments under the EICP for each of the named executive officers for 2007 are:

Name	2007 EICP Target (%)	2007 EICP Target ($)	2007 EICP Payment ($)
Mr. Nelson	60	525,000	525,000
Mr. Metz(1)	65	335,391	260,650
Ms. Payne(2)	45	98,281	91,425
Mr. Neary	55	220,000	220,000
Ms. Mayfield	50	119,375	123,101
Mr. Sforzo	50	140,000	140,000
Mr. Salas	50	140,000	140,000

(1)	Upon Mr. Metz’s promotion to President and Chief Executive Officer of PRIMEDIA, his target bonus was increased from 65% to 70% effective October 1, 2007.

(2)	Upon Ms. Payne’s promotion to Chief Financial Officer of PRIMEDIA, her target bonus was increased from 45% to 50% effective October 1, 2007.

Other Incentive Awards. From time to time, we create special cash-based incentive programs for senior executive officers specifically tailored to the business units such executives operate and the financial and operational performance of such units. The purpose of these programs is to provide incentives for long-term earnings growth and organic operational growth in such businesses. The two special incentive programs described below, both of which relate to our Consumer Source operations, have either expired or been terminated.

CSI 2005-2007 Long-Term Plan.  The Long-Term Plan was a cash incentive program that provided for annual awards to certain executives of our Consumer Source operations. The Compensation Committee administered the Long-Term Plan and determined each year the executives that would participate in the Long-Term Plan for that year. The Long-Term Plan expired as of December 31, 2007.

Awards under the Long-Term Plan were contingent on achieving pre-established financial targets based on the EBITDA, as defined, of Consumer Source. Calculation of Consumer Source EBITDA under the Long-Term Plan utilized the same method as the calculation of EBITDA under the EICP. For awards to be made in any plan year, EBITDA for that year must have equaled at least 90% of the target for that year. If that minimum threshold was reached, 50% of the award was paid. If EBITDA equaled or exceeded the target for that year by 110%, then 150% of the award was paid. If EBITDA was above 90% but below 110%, then award payments were scaled ratably.

Long-Term Plan Awards made to named executive officers for 2006 or 2007 performance are reflected in footnote (5) to the Summary Compensation Table on page 26.

CSI Auto and New Home Guide Launch Incentive Plan.  The Launch Incentive Plan was another cash incentive program that provided for annual awards for certain executives of our Consumer Source operations. The Compensation Committee administered the Launch Incentive Plan and determined each year the executives that would participate in the plan for that year. The Launch Incentive Plan was terminated as of December 31, 2006.

Under the plan, a pool of funds was set aside to be paid out in connection with each new Auto Guide and New Home Guide launched during the plan year. There were two types of awards under the Launch Plan:

•	Launch Awards—$10,000 for each New Home Guide launched and $40,000 for each new Auto Guide launched; and

•

Profitability Awards—for each of the three years following the launch of a publication, participants were eligible for payments of $10,000 for each New Home Guide and $40,000 for each new Auto Guide launched, based on achievement of certain contribution and profitability goals.

Launch Awards were limited to $1,140,000 in the aggregate and Profitability Awards were limited to $1,800,000 in the aggregate. Launch Plan payments made to named executive officers for 2006 performance are reflected in footnote (5) to the Summary Compensation Table on page 26. No Launch Plan Awards were made to named executive officers for performance in 2007.

Long-Term Incentive Awards

Our named executive officers are eligible to receive either stock options or restricted stock under the PRIMEDIA 1992 Stock Purchase and Option Plan, as amended. The value and size of any equity awards granted are based on the market price of our Common Stock, and company and executive performance.

The most recent broad-based grant of stock options or restricted stock occurred in December 2003. We were evaluating the possibility of making a broad-based grant in 2005, but, in October 2005, we began exploring the possible spin-off of our Consumer Guides segment and delayed any new grants pending the outcome of any decision relating to the spin-off. As a result, during 2006, we did not grant any stock options or restricted stock to any named executive officers. In February 2007, we announced that we were exploring the sale of our Enthusiast Media segment and, in light of the pending sale and subsequent developments, no grants were made to any named executive officers in 2007. However, we expect to grant stock options or restricted stock, or both, to our continuing named executive officers in the near future.

Stock Options.  Stock options provide an effective means to align the interests of executives with our stockholders, and the vesting schedule of option grants encourages executive retention. The Compensation Committee considers a number of factors when considering a grant of stock options, including the executive’s base salary, performance and value of the options, as well as recommendations from management. In addition, the Compensation Committee, or Chairman, as described earlier, has also granted stock options to newly hired or promoted executives other than the named executive officers. The Compensation Committee approves all grants of stock options or restricted stock, except for the pool established for our Chairman. All awards of stock options are made at the closing market price of our Common Stock on the business day preceding the date of grant.

Restricted Stock.  The Compensation Committee, in certain circumstances, will award restricted stock to executives as a special incentive award. The Compensation Committee considers a number of factors when considering a grant of restricted stock, including the executive’s performance and recommendations from management. Restricted stock awards vest in tranches on designated anniversary dates of the grant date, and such tranches vest only if the recipient remains employed by us on the vesting dates.

One of our named executive officers, Robert Metz, was granted 75,000 shares of restricted stock in December 2003, 18,750 shares of which vested in 2007.

Retirement Benefits

All of our employees are eligible to participate in the PRIMEDIA Thrift & Retirement Plan, or Retirement Plan, following completion of one year of service. The Retirement Plan is a defined contribution, tax-qualified retirement savings plan pursuant to which all eligible highly compensated employees, as defined in the Retirement Plan, including the named executive officers, are able to contribute, on a before-tax or after-tax basis, the lesser of up to 7% of their annual base salary or the limit prescribed by the Internal Revenue Service, or IRS. All other eligible employees are able to contribute the lesser of 20% of their annual base salary or the limit prescribed by the IRS. We match 50% of the first 6% of base salary that is contributed to the Retirement Plan by employees at certain of our operating units and 25% at our other operating units. In addition, for employees at certain operating units, we will contribute to the Retirement Plan 1.5% of an employee’s base pay even if the employee does not contribute to the Retirement Plan. All employee contributions to the Retirement Plan are 100% vested upon contribution and PRIMEDIA contributions vest in 20% increments equally over a period of five years commencing on the employee’s hire date. Other than the Retirement Plan, we do not operate any pension or retirement plan that receives contributions or provide any additional retirement benefits specifically to our named executive officers.

Personal Benefits and Perquisites

We do not have an extensive personal benefits and perquisite program. However, we provide named executive officers with perquisites and other personal benefits that we believe provide economic value to the executive and assist us in attracting, retaining and motivating key executives. Personal benefits and perquisites are designed to be reasonable, competitive and consistent with our overall compensation philosophy. The Compensation Committee, with input and recommendations from our Human Resources department, periodically reviews the level of perquisites and personal benefits provided to named executive officers.

Personal benefits and perquisites constitute only a small percentage of each named executive officer’s compensation and include, or have included in the past, automobile allowances or direct payment of automobile leases, use of car services, payment of club memberships, reimbursement of travel expenses, use of corporate apartments and tax gross-up payments. Other than these personal benefits and perquisites, our named executive officers have the same benefits as provided to other employees. We report the costs of personal benefits and perquisites for the named executive officers for 2007 in the Summary Compensation Table on page 25.

Severance Payments

We believe that it is important to provide reasonable severance benefits to senior management both to remain competitive in the market for executive talent and in acknowledgement that it may be difficult for these employees to find comparable positions in a short period of time. Generally, each member of our senior management (other than our Chairman) is entitled to severance payments in the event that he or she is terminated by us without “cause,” as defined in their respective employment or severance agreements. For additional information, please see “Potential Payments Upon Termination or Change in Control” beginning on page 29.

Tax and Accounting Implications

Deductibility of Executive Compensation. In overseeing our executive compensation program, the Compensation Committee reviews and considers the effect of Section 162(m) of the Internal Revenue Code, which provides that a company may not deduct compensation of more than $1 million that is paid to certain individuals. The Compensation Committee seeks to preserve the tax deductibility of compensation; however, it has authorized, and will continue to retain the right to authorize, compensation that may not meet deductibility requirements if it determines that such compensation is in the best interests of our stockholders. The Compensation Committee believes it must retain flexibility to exercise its judgment in assessing executive performance and that compensation for executive officers should be governed by our overall executive compensation philosophy and the interests of our stockholders, notwithstanding the effect of such compensation on deductibility in any given year.

Accounting for Stock-Based Compensation. Effective January 1, 2006, we began accounting for stock-based compensation in accordance with Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment.”

Securities Trading Policy

Executives may not engage in any transaction in which they may profit from short-term speculative swings in the value of PRIMEDIA securities. This prohibition includes “short sales” (selling borrowed securities which the seller hopes can be purchased at a lower price in the future) or “short sales against the box” (selling owned, but not delivered securities), “put” and “call” options (publicly available rights to sell or buy securities within a certain period of time at a specified price or the like) and other hedging transactions designed to minimize an executive’s risk inherent in owning PRIMEDIA stock, such as zero-cost collars and forward sale contracts. In addition, this policy is designed to ensure compliance with all insider trading rules.

Stock Ownership Guidelines

We do not currently have a formal stock ownership requirement for executives, but each of our named executive officers (other than named executive officers who are former employees) owns shares of our Common Stock or options to purchase shares of our Common Stock.

COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation Table

The following table sets forth information with respect to the compensation of each individual who served as Chief Executive Officer or Chief Financial Officer during 2007, our three other most highly compensated executive officers as of the end of 2007 and two additional former executive officers. These individuals are collectively referred to as our “named executive officers.”

Name and Principal Position(1)	Year	Salary ($)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)(6)	Total ($)
Dean B. Nelson
Chairman and Former President and Chief Executive Officer	2007	875,000	1,105,000	—	—	420,000	—	17,325	2,417,325
	2006	1,000,000	112,885	—	—	451,538	—	17,100	1,581,523

Robert C. Metz
Former President and Chief Executive Officer	2007	506,250	43,463	309,122	—	426,861	—	4,500	1,290,196
	2006	500,000	27,354	322,988	__	491,478	—	4,767	1,346,587

Kim R. Payne
Chief Financial Officer	2007	212,500	27,782	—	—	63,643	—	6,375	310,300

Kevin J. Neary
Former Chief Financial Officer	2007	326,923	699,800	—	—	176,000	—	20,048	1,222,771
	2006	373,885	39,952	—	21,127	159,806	—	20,135	614,905

Arlene Mayfield
Senior Vice President and President, Apartment Guide	2007	238,673	24,317	—	—	209,139	—	6,649	478,778

Robert J. Sforzo
Senior Vice President and Chief Accounting Officer	2007	280,000	128,000	—	—	112,000	—	10,125	530,125

Carl F. Salas
Senior Vice President and Treasurer	2007	280,000	103,000	—	—	112,000	—	10,048	505,048

Steven Parr
Former Senior Vice President and President, PEM	2007	346,154	1,845,300	—	—	—	—	23,100	2,201,579
	2006	556,442	62,544	—	98,442	250,177	—	54,675	1,022,280

Steven Aster
Former Senior Vice President and President, Consumer Marketing (PEM)	2007	274,038	555,800	—	—	—	—	16,609	846,447

(1)	Mr. Nelson served as Chairman, President and CEO until September 1, 2007. He currently serves as Chairman and interim CEO. Mr. Metz served as President and CEO from September 1, 2007 until April 25, 2008. Ms. Payne was appointed CFO effective August 1, 2007. Mr. Neary separated from PRIMEDIA effective January 4, 2008. Messrs. Parr and Aster separated from PRIMEDIA effective August 1, 2007. A more detailed discussion of changes in position, responsibilities and compensation of our named executive officers during 2007 appears on page 18.

(2)	This column reflects amounts earned for 2007 and, if applicable, 2006 under the discretionary portion of the EICP described on pages 19 through 21.

For Mr. Nelson, the amount for 2007 includes a payment of $105,000 under the EICP (discretionary portion) and a special bonus of $1,000,000 related to the sale of our Enthusiast Media segment.

For Mr. Neary, the amount for 2007 includes a payment of $44,000 under the EICP (discretionary portion), a retention payment under his employment agreement of $100,000 and a special bonus of $555,800 related to the sale of our Enthusiast Media segment.

For Mr. Sforzo, the amount includes a payment of $28,000 under the EICP (discretionary portion) and the first installment of a retention payment under his employment agreement of $100,000.

For Mr. Salas, the amount includes a payment of $28,000 under the EICP (discretionary portion) and the first installment of a retention payment under his employment agreement of $75,000.

For Mr. Parr, the amount for 2007 reflects a special bonus of $1,845,300 related to the sale of our Enthusiast Media segment.

For Mr. Aster, the amount reflects a special bonus of $555,800 related to the sale of our Enthusiast Media segment.

(3)	Amounts in this column reflect the compensation expense recognized by PRIMEDIA for financial statement reporting purposes with respect to restricted stock under FAS123(R). These values have been determined based on the assumptions set forth in Note 15 to our consolidated financial statements for the years ended December 31, 2007 and 2006, disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions.

(4)	Amounts in this column reflect the compensation expense recognized by PRIMEDIA for financial statement purposes with respect to outstanding stock options under FAS123(R). These values have been determined based on the assumptions set forth in Note 15 to our consolidated financial statements for the years ended December 31, 2007 and 2006, disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions.

(5)	This column reflects amounts earned for 2007 and, if applicable, 2006 under the financial portion of the EICP described on pages 19 through 21. For Mr. Metz, the amounts include payments of $217,187 and $267,268 under the EICP (financial portion) for 2007 and 2006, respectively, $209,674 and $205,210 under the Long-Term Plan for 2007 and 2006, respectively, and $19,000 under the Launch Plan for 2006. For Ms. Mayfield, the amount includes $98,784 under the EICP (financial portion) and $110,355 under the Long-Term Plan. The Long-Term Plan and the Launch Plan are described on pages 21 through 22.

(6)	For Mr. Nelson, amounts reflect $6,750 and $6,600 in matching funds contributed by PRIMEDIA to the Retirement Plan for 2007 and 2006, respectively, $3,375 and $3,300 in unmatched contributions by PRIMEDIA to the Retirement Plan for 2007 and 2006, respectively and a $7,200 annual parking allowance.

For Mr. Metz, amounts reflect $4,500 and $4,400 in matching funds contributed by PRIMEDIA to the Retirement Plan for 2007 and 2006, respectively, and, for 2006, $367 in interest on amounts previously accrued in the Restoration Plan, which plan was terminated in 2006.

For Ms. Payne, amounts reflect $6,375 in matching funds contributed by PRIMEDIA to the Retirement Plan.

For Mr. Neary, amounts reflect $6,673 and $6,600 in matching funds contributed by PRIMEDIA to the Retirement Plan for 2007 and 2006, respectively, $3,375 and $3,300 in unmatched contributions by PRIMEDIA to the Retirement Plan for 2007 and 2006, respectively, a $10,000 annual car allowance and, for 2006, $235 in interest on amounts previously accrued in the Restoration Plan.

For Mr. Sforzo, amounts reflect $6,750 in matching funds contributed by PRIMEDIA to the Retirement Plan and $3,375 in unmatched contributions by PRIMEDIA to the Retirement Plan.

For Mr. Salas, amounts reflect $6,673 in matching funds contributed by PRIMEDIA to the Retirement Plan and $3,375 in unmatched contributions by PRIMEDIA to the Retirement Plan.

For Ms. Mayfield, amounts reflect $6,649 in matching funds contributed by PRIMEDIA to the Retirement Plan.

For Mr. Parr, amounts reflect $6,750 and $6,600 in matching funds contributed by PRIMEDIA to the Retirement Plan for 2007 and 2006, respectively, $3,375 and $3,300 in unmatched contributions by PRIMEDIA to the Retirement Plan for 2007 and 2006, respectively, and $12,975 and $44,775 related to the use of a corporate apartment for 2007 and 2006, respectively.

For Mr. Aster, amounts reflect $6,654 in matching funds contributed by PRIMEDIA to the Retirement Plan, $3,375 in unmatched contributions by PRIMEDIA to the Retirement Plan and a $6,580 car allowance pro-rated for 2007.

Grants Of Plan-Based Awards For 2007

The following table summarizes the grants of plan-based awards to each of the named executive officers for the year ended December 31, 2007:

Grants of Plan-Based Awards for 2006
	Grant Date	Estimated Future Payouts Under			Estimated Future Payouts Under			All Other Stock Awards: Number of Shares or Stock Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Options Awards ($)
		Non-Equity Incentive Plan Awards			Equity Incentive Plan Awards
Name of Executive		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Mr. Nelson(1)		262,500	525,000	787,500
Mr. Metz(1)		167,695	335,391	503,086
Mr. Metz(2)		142,500	285,000	427,500
Ms. Payne(1)		49,141	98,281	147,422
Mr. Neary(1)		110,000	220,000	330,000
Mr. Sforzo(1)		70,000	140,000	210,000
Mr. Salas(1)		70,000	140,000	210,000
Ms. Mayfield(1)		59,668	119,337	179,005
Ms. Mayfield(2)		75,000	150,000	225,000
Mr. Parr		—	—	—
Mr. Aster		—	—	—

(1)	Amounts represent the potential threshold, target and maximum EICP awards that could have been achieved for the 2007 performance year. Actual payments made are set forth in the Bonus and Non-Equity Incentive Plan Compensation columns of the Summary Compensation Table.

(2)	Amounts represent the potential threshold, target and maximum Long-Term Plan awards that could have been achieved for the 2007 performance year. Actual payments made to Mr. Metz and Ms. Mayfield under the Long-Term Plan for fiscal year 2007 are set forth in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

Outstanding Equity Awards At Fiscal Year-End For 2007

The following table summarizes the equity awards granted to our named executive officers that were outstanding as of December 31, 2007:

	Option Awards(1)						Stock Awards
Name of Executive	Option Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Stock Award Grant	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Mr. Nelson	07/26/2002	300,000.0	(2)			10.800	07/26/2012
Mr. Metz	01/01/1998	3,333.3				75.750	01/01/2008
	07/28/1999	3,333.3				93.375	07/28/2009
	10/05/2001	15,833.3				11.100	10/05/2011
Ms. Payne	07/28/1999	41.7				93.375	07/28/2009
	10/05/2001	83.3				11.100	10/05/2011
	12/02/2003	1,250.0				17.400	12/02/2008
Mr. Neary	01/01/1998	1,000.0				75.750	01/01/2008
	07/28/1999	3,333.3				93.375	07/28/2009
	05/23/2000	250.0				114.000	05/23/2010
	10/05/2001	833.3				11.100	10/05/2011
	12/02/2003	5,833.3				17.400	12/02/2008
Mr. Sforzo	01/01/1998	666.7				75.750	01/01/2008
	07/28/1999	3,333.3				93.375	07/28/2009
	10/05/2001	3,333.3				11.100	10/05/2011
	12/02/2003	3,333.3				17.400	12/02/2008
Mr. Salas	12/02/2003	416.7				17.400	12/02/2008
Ms. Mayfield	07/28/1999	125.0				93.375	07/28/2009
	10/05/2001	125.0				11.100	10/05/2011
	12/02/2003	1,666.7				17.400	12/02/2008
Mr. Parr	—	—				—	—
Mr. Aster	—	—				—	—

(1)	Stock options granted in 1998, 1999 or 2000 vest 20% each year for five years from the date of grant; stock options granted in 2001 vest 25% each year for four years from the date of grant; and stock options granted in 2003 vest 33.33% each year for three years from the date of grant.

(2)	Represents options to purchase 300,000 shares of Common Stock issued to Capstone, a consulting firm. Mr. Nelson, our Chairman, is CEO of Capstone and possesses sole voting and investment power with respect to such options.

Option Exercises And Stock Vested For 2007

The following table shows the stock options exercised by named executive officers during 2007 and each named executive officer’s restricted stock awards that vested during 2007:

Option Exercises and Stock Vested for 2007
	Option Awards		Stock Awards
Name of Executive	Number of Shares Acquired on Exercise (#)(1)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(2)
Mr. Nelson	—	—	—	—
Mr. Metz	—	—	18,750	153,750
Ms. Payne	—	—	—	—
Mr. Neary	—	—	—	—
Mr. Sforzo	—	—	—	—
Mr. Salas	—	—	—	—
Ms. Mayfield	—	—	—	—
Mr. Parr	—	—	—	—
Mr. Aster	34,167	10,772	—	—

(1)	Represents the number of shares acquired upon exercise of options and the value realized, each before payment of any applicable taxes. Share amount is shown on a pre-split basis, and the value realized on exercise reflects a pre-split market sale price. On June 5, 2007, Mr. Aster exercised options to purchase 7,500 shares, at an exercise price of $1.85 per share, and 26,667 shares, at an exercise price of $2.90, with a market sale price of $2.9848 per share.

(2)	Represents the number of shares acquired upon vesting of restricted stock and the value realized, each before payment of any applicable taxes. Mr. Metz’s ownership interest vested in 18,750 shares with a market sale price of $8.20 per share on November 30, 2007.

Pension Benefits For 2007

We do not have in place any plans that provide for specified retirement payments and benefits or payments and benefits to be paid in connection with the retirement of a named executive officer. As further described under “Compensation Discussion and Analysis” above, all of our employees, including named executive officers, are eligible to participate in the Retirement Plan, which is a tax-qualified, defined contribution retirement savings plan. Amounts contributed by PRIMEDIA to the Retirement Plan in 2007 on behalf of named executive officers are set forth in the Summary Compensation Table on page 25.

Non-Qualified Deferred Compensation Plan

We do not have in place any non-qualified deferred compensation plans other than the Directors’ Deferred Compensation Plan described on page 13.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

We do not have agreements with any named executive officers that would result in payments to them upon a change in control of PRIMEDIA. In addition, we have not entered into any agreement with Dean Nelson, our Chairman, that would entitle Mr. Nelson to any payments upon termination of his employment. However, under the employment and severance agreements discussed below, other named executive officers would be entitled to payments upon termination of employment under certain circumstances.

Severance Agreements with Current Named Executive Officers

Kim R. Payne. In 2007, we entered into an agreement with Ms. Payne that provides for the payment to Ms. Payne of 12 months’ base salary at the rate being paid on the date of termination, payable bi-weekly on regular pay dates, if PRIMEDIA terminates her employment without cause. Ms. Payne also is entitled to any EICP bonus for completed calendar years that are unpaid on the date of termination.

The following table describes the potential payments to Ms. Payne upon termination of employment, assuming the date of termination was December 31, 2007:

Executive Benefits and Payments upon Termination	Voluntary Termination	Early Retirement	Normal Retirement	Involuntary Not for Cause Termination(1)	For Cause Termination	Death or Disability
Base Salary	—	—	—	$250,000	—	—
Annual Incentive Bonus (EICP)	—	—	—	91,425	—	—

Total				$341,425

(1)	Payments are contingent upon Ms. Payne executing a separation and release agreement in the form being used by PRIMEDIA at the time of termination.

Arlene Mayfield. In 2007, we entered into an agreement with Ms. Mayfield that provides for the payment to Ms. Mayfield of 12 months’ base salary at the rate being paid on the date of termination, payable bi-weekly on regular pay dates, if PRIMEDIA terminates her employment without cause. Ms. Mayfield also is entitled to any EICP bonus for completed calendar years that are unpaid on the date of termination.

The following table describes the potential payments to Ms. Mayfield upon termination of employment, assuming the date of termination was December 31, 2007:

Executive Benefits and Payments upon Termination	Voluntary Termination	Early Retirement	Normal Retirement	Involuntary Not for Cause Termination(1)	For Cause Termination	Death or Disability
Base Salary	—	—	—	$240,000	—	—
Annual Incentive Bonus (EICP)	—	—	—	123,101	—	—

Total				$363,101

(1)	Payments are contingent upon Ms. Mayfield executing a separation and release agreement in the form being used by PRIMEDIA at the time of termination.

Severance Agreement with Robert C. Metz

Mr. Metz served as our President and CEO from September 1, 2007 until April 25, 2008. Mr. Metz also served as Chief Executive Officer of Consumer Source Inc. for over 19 years. In 2005, we entered into an agreement with Mr. Metz that provides for the payment to Mr. Metz of the following if PRIMEDIA terminated his employment without cause:

•	18 months’ base salary at the rate being paid on the date of termination, payable bi-weekly on regular pay dates;

•	a bonus equal to 1.5 times target annual EICP bonus, payable no later than April 15 of the year following termination; and

•

a prorated portion of any Long-Term Plan bonus based on the number of days he was employed during the year in which the termination occurs, payable no later than March 31 of the year following termination.

Mr. Metz also is entitled to any EICP bonus for completed calendar years that are unpaid on the date of termination. In addition, on the 18-month anniversary of any termination date, all of his unvested stock options and restricted stock granted prior to December 31, 2004 will vest.

As consideration for these severance benefits, Mr. Metz agreed not to compete with PRIMEDIA or solicit any of our employees for a period of 18 months following the date of termination. If he breaches either of these covenants, he is obligated to return to us severance payments and prorated portions of any restricted stock that vested under the terms of this agreement.

The following table describes the potential payments to Mr. Metz upon termination of employment, assuming the date of termination was December 31, 2007:

Executive Benefits and Payments upon Termination	Voluntary Termination	Early Retirement	Normal Retirement	Involuntary Not for Cause Termination(1)	For Cause Termination	Death or Disability
Base Salary	—	—	—	$787,500	—	—
Annual Incentive Bonus (EICP)	—	—	—	551,250	—	—
Long-Term Plan Bonus	—	—	—	209,674	—	—

Total				$1,548,424

(1)	Payments are contingent upon Mr. Metz executing a separation and release agreement in the form being used by PRIMEDIA at the time of termination.

Employment Agreements with Current Named Executive Officers

Other than the severance agreements described above, we have not entered into any employment arrangements with Ms. Payne or Ms. Mayfield. From time to time, we have entered into employment agreements with certain executives, including two of our current executive officers, Messrs. Sforzo and Salas. We are in the process of transitioning the positions of these two executive officers to our Atlanta headquarters, and we anticipate that Messrs. Sforzo and Salas will separate from employment with PRIMEDIA by May 31, 2008.

Robert J. Sforzo. In 2005, we entered into an employment agreement with Mr. Sforzo that expires on May 31, 2008. Under the agreement, Mr. Sforzo will be paid an annual salary of $280,000 and will participate in the EICP at a target of 50% of earned base salary. In addition, Mr. Sforzo is entitled to one-time stay bonuses of $100,000 and $200,000 if he is employed by PRIMEDIA on March 31, 2007 and May 31, 2008, respectively. In the event Mr. Sforzo’s employment is terminated without cause, he would be entitled to a lump-sum payment in an amount equal to the greater of:

(a)	(i)	the remaining amount of base salary due under the agreement from the date of termination until May 31, 2008; plus

	(ii)	an amount equal to the EICP target bonus for 2006 and 2007; plus

	(iii)	an amount equal to 5/12 of his EICP target bonus for 2008 (and any unpaid stay bonuses); or

(b)	an amount equal to 18 months’ base salary plus target EICP bonus for the portion of the calendar year worked through the date of termination (and any unpaid stay bonuses).

In the event that Mr. Sforzo’s employment is terminated after the expiration of the term of the agreement, Mr. Sforzo would be entitled to an amount equal to 18 months’ base salary plus target EICP bonus for the portion of the calendar year worked through the date of termination (and any unpaid stay bonuses).

The following table describes the potential payments to Mr. Sforzo upon termination of employment, assuming the date of termination was December 31, 2007:

Executive Benefits and Payments upon Termination	Voluntary Termination	Early Retirement	Normal Retirement	Involuntary Not for Cause Termination(1)	For Cause Termination	Death or Disability
Base Salary	—	—	—	$420,000	—	—
Annual Incentive Bonus (EICP)	—	—	—	140,000	—	—
Stay Bonuses	—	—	—	200,000	—	—

Total				$760,000

(1)	Payments are contingent upon Mr. Sforzo executing a separation and release agreement in the form being used by PRIMEDIA at the time of termination.

Carl F. Salas. In 2006, we entered into an employment agreement with Mr. Salas that expires on May 31, 2008. Under the agreement, Mr. Salas will be paid an annual salary of $280,000 and will participate in the EICP at a target of 50% of earned base salary. In addition, Mr. Salas is entitled to one-time stay bonuses of $75,000 and $200,000 if he is employed by PRIMEDIA on March 31, 2007 and May 31, 2008, respectively. In the event Mr. Salas’ employment is terminated without cause, he would be entitled to an amount equal to the greater of:

(a)	(i)	the remaining amount of base salary due under the agreement from the date of termination until May 31, 2008; plus

	(ii)	an amount equal to the EICP target bonus for the year of termination; plus

	(iii)	an amount equal to 5/12 of his EICP target bonus for 2008 (and any unpaid stay bonuses); or

(b)	an amount equal to 12 months’ base salary, payable bi-weekly on regular pay dates (and any unpaid stay bonuses).

In the event that Mr. Salas’ employment is terminated after the expiration of the term of the agreement, Mr. Salas would be entitled to an amount equal to 12 months’ base salary (and any unpaid stay bonuses).

The following table describes the potential payments to Mr. Salas upon termination of employment, assuming the date of termination was December 31, 2007:

Executive Benefits and Payments upon Termination	Voluntary Termination	Early Retirement	Normal Retirement	Involuntary Not for Cause Termination(1)	For Cause Termination	Death or Disability
Base Salary	—	—	—	$280,000	—	—
Annual Incentive Bonus (EICP)	—	—	—	140,000	—	—
Stay Bonuses	—	—	—	200,000	—	—

Total				$620,000

(1)	Payments are contingent upon Mr. Salas executing a separation and release agreement in the form being used by PRIMEDIA at the time of termination.

Employment Agreements with Former Named Executive Officers

We have entered into employment agreements with the following former named executive officers in connection with their service.

Kevin J. Neary. In 2006, we entered into an employment agreement with Mr. Neary that was modified in August 2007. Under the agreement, Mr. Neary will be paid an annual salary of $400,000 and will participate in the EICP at a target of 55% of earned base salary. In addition, Mr. Neary is entitled to one-time stay bonuses of $100,000 and $250,000 if he is employed by PRIMEDIA on March 31, 2007 and January 4, 2008, respectively. In the event Mr. Neary’s employment is terminated without cause, Mr. Neary would be entitled to a lump-sum payment in an amount equal to 18 months’ base salary plus target EICP bonus for 2007 (and any unpaid stay bonuses). Under separate agreement in 2007, Mr. Neary became entitled to receive a special bonus of $555,800 upon the sale of our Enthusiast Media segment, which sale occurred on August 1, 2007.

The following table describes the payments made to Mr. Neary upon termination of his employment on January 4, 2008:

Executive Benefits and Payments upon Termination	Voluntary Termination	Early Retirement	Normal Retirement	Involuntary Not for Cause Termination(1)	For Cause Termination	Death or Disability
Base Salary	—	—	—	$600,000	—	—
Annual Incentive Bonus (EICP)	—	—	—	220,000	—	—
Stay Bonuses	—	—	—	121,538	—	—

Total				$941,538

(1)	Payments were contingent upon Mr. Neary executing a separation and release agreement in the form being used by PRIMEDIA at the time of termination. Mr. Neary waived his right to receive a portion of his $250,000 stay bonus for tax-related reasons.

Steven Parr. In 2006, we entered into an employment agreement with Mr. Parr that expires on May 31, 2008. Under the agreement, Mr. Parr will be paid an annual salary of $600,000 and will participate in the EICP at a target of 60% of earned base salary. In the event Mr. Parr’s employment is terminated without cause, Mr. Parr would be entitled to a lump-sum payment in an amount equal to the greater of:

(a)	(i)	the remaining amount of base salary due under the agreement from the date of termination until May 31, 2008; plus

	(ii)	an amount equal to the EICP target bonus for 2006 and 2007; plus

	(iii)	an amount equal to 5/12 of his EICP target bonus for 2008; or

(b)	an amount equal to 12 months’ base salary plus target EICP bonus for the calendar year in which the termination occurs.

Mr. Parr separated from PRIMEDIA effective August 1, 2007. No payments were made by us to Mr. Parr under his employment agreement upon his termination because the purchaser of our Enthusiast Media segment assumed all of our obligations under such agreement. However, we paid Mr. Parr a special bonus of $1,845,300 upon the sale of the segment, and we are obligated to reimburse the purchaser for one-half of a $500,000 retention bonus due Mr. Parr if he remains employed by the purchaser for nine months following the sale.

Steven Aster. In 2007, we entered into an agreement with Mr. Aster. The agreement provides for the payment to Mr. Aster of the following if PRIMEDIA terminates Mr. Aster’s employment without cause:

•	12 months’ base salary at the rate being paid on the date of termination (but not less than $475,000); and

•	a bonus equal to his target EICP bonus (but not less than $250,000).

Mr. Aster separated from PRIMEDIA effective August 1, 2007. No payments were made by us to Mr. Aster under his employment agreement upon his termination because the purchaser of our Enthusiast Media segment assumed all of our obligations under such agreement. However, we paid Mr. Aster a special bonus of $555,800 upon the sale of the segment, and we are obligated to reimburse the purchaser for one-half of a $300,000 retention bonus due Mr. Aster if he remains employed by the purchaser for nine months following the sale.

STOCK OWNERSHIP

Stock Ownership of our Directors, Executive Officers and Certain Beneficial Owners

The following table sets forth information regarding the beneficial ownership of our Common Stock as of April 7, 2008 by (i) each beneficial owner of more than five percent of our outstanding Common Stock, (ii) each of our Directors and named executive officers, and (iii) all of our Directors and executive officers as a group:

Name	Number of Shares Beneficially Owned(1)	Percentage
Beneficial Owners over 5%
KKR Associates, L.P.(2)	17,814,376	40.31%
9 West 57th Street
New York, New York 10019

KKR 1996 GP LLC(3)	9,510,005	21.52%
9 West 57th Street
New York, New York 10019

Glenview Capital Management, LLC(4)	3,457,636	7.82%
767 Fifth Avenue, 44th Floor
New York, New York 10153

Marathon Asset Management Limited(5)	3,395,324	7.68%
Orion House, 5 Upper St. Martin’s Lane
London, WC2H 9EA
United Kingdom

Amber Master Fund (Cayman) SPC—Cayman Islands(6)	2,939,412	6.65%
P.O. Box 309 GT, Ugland House
South Church Street
George Town
Grand Cayman
Cayman Islands
Amber Capital LP
Amber Capital GP LLC
153 East 53rd Street, 57th Floor
New York, New York 10022

Directors
David A. Bell(7)	22,750	*
Beverly C. Chell(7)(8)	413,214	*
Daniel T. Ciporin(7)	2,750	*
Meyer Feldberg(7)	37,500	*
Perry Golkin(2)(3)(9)	31,957	*
H. John Greeniaus(7)	44,167	*
Dean B. Nelson(7)(10)	508,333	1.15%
Kevin Smith(7)	2,750	*
Thomas C. Uger(2)(3)	—	*

Other Named Executive Officers(11)
Robert C. Metz(7)	96,667	*
Kim R. Payne(7)	1,375	*
Robert J. Sforzo(7)	17,214	*
Carl F. Salas(7)	417	*
Arlene Mayfield(7)	2,436	*
All Directors and executive officers as a group (16 persons)(11)	1,187,995	2.69%

*	Less than one percent

(1)	For purposes of this table, a person or group is deemed to have “beneficial ownership” of any shares as of a given date which such person has voting power, investment power, or has the right to acquire within 60 days after such date. For purposes of computing the percentage of outstanding shares held by each person or group of persons named above on a given date, any security which such person or persons has the right to acquire within 60 days after such date is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage of ownership of any other person. Except as otherwise noted, each beneficial owner of more than five percent of our Common Stock and each Director and executive officer has sole voting and investment power over the shares reported. With respect to the restricted Common Stock shown as owned by certain executive officers, the executive officers have voting power but no investment power.

(2)	Shares of Common Stock shown as owned by KKR Associates, L.P. are owned of record by MA Associates, L.P., FP Associates, L.P., Magazine Associates, L.P., Publishing Associates, L.P., Channel One Associates, L.P., and KKR Partners II, L.P., of which KKR Associates, L.P. is the general partner and as to which it possesses sole voting and investment power. Henry R. Kravis, George R. Roberts, Perry Golkin (a Director of PRIMEDIA), Paul E. Raether, Michael W. Michelson, James H. Greene, Edward A. Gilhuly and Scott M. Stuart, as the general partners of KKR Associates, L.P., may be deemed to share beneficial ownership of the shares shown as beneficially owned by KKR Associates, L.P. Such persons disclaim beneficial ownership of such shares. Mr. Uger (a Director of PRIMEDIA) is a limited partner of KKR Associates, L.P. and an executive of KKR. He disclaims beneficial ownership of such shares.

(3)	Of the shares shown as owned by KKR 1996 GP LLC, 8,198,339 shares are represented by shares of our Common Stock and 1,311,666 shares are represented by warrants to purchase 1,311,666 shares of our Common Stock which are currently exercisable by the holder. The shares of Common Stock and the warrants to purchase Common Stock shown as owned by KKR 1996 GP LLC are owned of record by KKR 1996 Fund L.P., of which KKR Associates 1996 L.P. is the sole general partner. KKR 1996 GP LLC is the sole general partner of KKR Associates 1996 L.P. and possesses sole voting and investment power. Henry R. Kravis, George R. Roberts, Perry Golkin, Paul E. Raether, Michael W. Michelson, James H. Greene, Todd A. Fisher, Johannes P. Huth and Alexander Navab are the members of KKR 1996 GP LLC. Each of such individuals disclaims beneficial ownership of such shares and warrants.

(4)	Information based solely upon Schedule 13G/A filed with the SEC on February 14, 2008 by Glenview Capital Management , LLC and Lawrence M. Robbins (collectively, the “Glenview Reporting Persons”). According to the filing, the Glenview Reporting Persons have shared voting and dispositive power for all the shares.

(5)	Information based solely upon Schedule 13G filed with the SEC on January 25, 2008 by M.A.M. Investments Ltd., Marathon Asset Management (Services) Ltd., Marathon Asset Management LLP, William James Arah, Jeremy John Hosking and Neil Mark Ostrer (collectively the “Marathon Reporting Persons”). According to the filing, the Marathon Reporting Persons have shared dispositive power over all the shares and shared voting power over 2,377,498 shares and Mr. Hosking has sole voting and dispositive power over 75,000 shares.

(6)	Information based solely upon Schedule 13G/A filed with the SEC on February 14, 2008 by Amber Master Fund (Cayman) SPC, Amber Capital LP, Amber Capital GP LLC, Michel Brogard and Joseph Oughourlian (collectively the “Amber Reporting Persons”). According to the filing, the Amber Reporting Persons have shared voting and dispositive power over all the shares.

(7)	Of the shares shown, shares underlying vested options and options that will vest within 60 days of April 7, 2008 are: 312,081 shares held by Ms. Chell, 1,375 shares held by Ms. Payne, 1,917 shares held by Ms. Mayfield, 20,833 shares held by each of Messrs. Bell and Feldberg, 2,750 shares held by each of Messrs. Ciporin and Smith, and 25,000 shares, 300,000 shares, 19,167 shares, 10,000 shares and 417 shares held by Messrs. Greeniaus, Nelson, Metz, Sforzo and Salas, respectively. If shares are acquired, the Director or executive officer would have sole discretion as to voting and investment.

(8)	Of the shares shown as owned, 1,667 shares are owned of record by Robert M. Chell and 1,833 shares are owned of record by the Robert and Beverly Chell Foundation over which Ms. Chell has shared voting and investment power.

(9)	Of the shares shown as owned, 26,185 shares are represented by shares Mr. Golkin is entitled to receive pursuant to the Directors’ Deferred Compensation Plan. See “Compensation of Directors” for a description of the Directors’ Deferred Compensation Plan.

(10)	Of the shares shown as owned, 300,000 shares are shares underlying options to purchase our Common Stock issued to Capstone, a consulting firm to PRIMEDIA, for services performed, which options are currently exercisable by Capstone, and 166,667 shares are owned by Capstone. Mr. Nelson, our Chairman, is the Chief Executive Officer of Capstone and possesses sole voting and investment power with respect to such options and shares.

(11)	Excludes named executive officers who were not employees of PRIMEDIA as of April 7, 2008.

Equity Compensation Plan Information

The following table provides information about shares of our Common Stock that may be issued upon the exercise of options, warrants and other rights and other equity compensation under our equity compensation plans as of December 31, 2007:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)(#)		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights ($)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (#)
Equity Compensation Plans Approved By Security Holders	2,892,865		48.63	2,161,101
Equity Compensation Plans Not Approved by Security Holders(2)(3)(4)	300,000	(5)	10.80	0

Total	3,192,865			2,161,101

(1)	Represents 1,777,721 shares of our Common Stock that may be issued pursuant to future awards under the Plans and 383,380 shares issuable pursuant to the PRIMEDIA Employee Stock Purchase Plan (“ESPP”). Does not reflect 6,467 shares issued under the ESPP in January 2008 for the offering period ended December 31, 2007.

(2)	The number of shares issuable pursuant to the Directors’ Deferred Compensation Plan is not presently determinable.

(3)	The table does not include information for the following equity compensation plans and options and other warrants and rights assumed by PRIMEDIA, including its subsidiaries, in connection with mergers and acquisitions, pursuant to which there remain outstanding options or other warrants or rights (collectively, the “Assumed Plans”): Amended and Restated 1999 Non-Officer Stock Option/Stock Issuance Plan of About.com, Inc.; Glowbug.com, Inc. 2000 Stock Option/Stock Issuance Plan; Sombasa Media Inc. 1999 Stock Option Plan; 1999 Stock Option Plan of Wiseads Interactive, Inc.; About.com, Inc. Second Amended and Restated 1998 Stock Option/Stock Issuance Plan; and North Sky, Inc. (formerly Direct Connect, Inc.) 1997 Stock Option Plan. A total of 25,239 shares of our Common Stock may be purchased under the Assumed Plans, at a weighted average price of $58.08. No further grants may be made under any Assumed Plan.

(4)	Excludes warrants to purchase 1,311,666 shares of our Common Stock owned by KKR 1996 GP LLC. The warrants to purchase shares of our Common Stock owned by KKR 1996 GP LLC are owned of record by KKR 1996 Fund L.P., of which KKR Associates 1996 L.P. is the sole general partner. KKR 1996 GP LLC is the sole general partner of KKR Associates 1996 L.P., and possesses sole voting and investment power. Mr. Golkin (a Director of PRIMEDIA) and eight other individuals are the members of KKR 1996 GP LLC. Each of such individuals disclaims beneficial ownership of such warrants.

(5)	Represents options to purchase 300,000 shares of our Common Stock issued to Capstone, a consultant of PRIMEDIA. Mr. Nelson, our Chairman, is the Chief Executive Officer of Capstone and possesses sole voting and investment power with respect to such options.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our Directors, executive officers and persons who own more than 10% of our registered equity securities to file reports with the SEC of ownership and reports of changes in ownership of these equity securities. We assist our Directors and officers by completing and filing Section 16 reports on their behalf. To our knowledge, based solely on a review of copies of such forms filed by us on behalf of these individuals as well as written certifications from these individuals, we believe that the filing requirements for these reporting persons were complied with during 2007.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Related Person Transaction Policy

Our Board of Directors has adopted a specific written policy regarding the review of related person transactions. For purposes of this Policy, related persons generally include executive officers and Directors, stockholders owning more than 5% of our Common Stock and immediate family members of the foregoing persons. A related person transaction will be approved only if it is disclosed to and approved by the Nominating and Corporate Governance Committee, which is comprised entirely of independent, non-employee Directors, or by a majority of the disinterested members of the Board. Prior to approving any related person transaction, the members of the Board reviewing such transaction must (i) be satisfied that they received all material facts relating to the transaction, (ii) have considered all relevant facts and circumstances available to them, and (iii) have determined that the transaction is in (or not inconsistent with) the best interests of our stockholders. No Director that is an interested party in a transaction may participate in the discussion or approval of such transaction. Other than as disclosed below, based on written representations from our executive officers and Directors, there were no related person transactions during 2007.

Related Person Transactions

From time to time, Kohlberg Kravis Roberts & Co. L.P., or KKR, which is an affiliate of KKR Associates, may receive customary investment banking fees for services rendered to us in connection with divestitures, acquisitions and certain other transactions. No such fees were paid in 2007. In addition, KKR renders management, consulting, acquisition and financial services to PRIMEDIA. For 2007, we paid KKR annual fees of $917,000 for these services payable quarterly in arrears. We anticipate that these fees will be approximately $500,000 for 2008. We believe these fees are no less favorable than those that could be obtained for comparable services from unaffiliated third parties. Executives of KKR who also serve as Directors of PRIMEDIA do not receive additional compensation for service in such capacity, other than customary Director fees.

From time to time, Capstone has provided consulting services to PRIMEDIA primarily to identify and advise on potential opportunities to reduce costs. We did not pay Capstone any such fees in 2007. Mr. Nelson, our Chairman, is the Chief Executive Officer of Capstone. Though neither KKR nor any entity affiliated with KKR owns any of the equity of Capstone, KKR has provided financing to Capstone prior to January 2007.

On July 1, 2006, we entered into a consulting agreement with Beverly Chell, a current Director and former Vice Chairman and General Counsel of PRIMEDIA, under which Ms. Chell was to provide certain management and legal services and strategic and financial advice as requested by PRIMEDIA. Under the agreement, Ms. Chell was paid a daily rate of $3,250 for her services. During 2007, we paid Ms. Chell approximately $112,000 for consulting services. The consulting agreement expired on December 31, 2007.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee currently consists of Messrs. Golkin (Chairman), Greeniaus and Uger and Ms. Chell. Ms. Chell is the former Vice Chairman and General Counsel of

PRIMEDIA and also served as CFO during 2006. Ms. Chell retired effective June 30, 2006, and she served as a consultant to PRIMEDIA during 2007.

None of Messrs. Greeniaus, Golkin or Uger has been an officer or employee of PRIMEDIA. Mr. Golkin is a general partner of KKR Associates and a member of KKR 1996 GP LLC, the general partners of the partnerships which own approximately 62% of the outstanding Common Stock of PRIMEDIA. Mr. Uger is a director of KKR. In such capacities, Mr. Golkin and Mr. Uger may be deemed to share beneficial ownership of the Common Stock beneficially owned by KKR Associates and KKR 1996 GP LLC; however, each of them disclaim any beneficial ownership of such shares. See “Stock Ownership” for additional information.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into PRIMEDIA’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

COMPENSATION COMMITTEE

Perry Golkin, Chairman

Beverly C. Chell

H. John Greeniaus

Thomas C. Uger

The foregoing Compensation Committee Report shall not be deemed to be soliciting material or to be filed with the Securities and Exchange Commission and should not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that PRIMEDIA Inc. specifically incorporates this information by reference and shall not otherwise be deemed filed under such acts.

AUDIT COMMITTEE REPORT

In accordance with the Audit Committee Charter, the Audit Committee assists the Board of Directors in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of PRIMEDIA. The Audit Committee is comprised of five independent directors. During 2007, the Audit Committee met six times. During such meetings, the Audit Committee met with senior management (including the Chief Financial Officer and Chief Accounting Officer) and PRIMEDIA’s independent registered public accounting firm, Deloitte & Touche, to discuss the financial information to be included in PRIMEDIA’s quarterly earnings announcements, Form 10-Qs and Form 10-K.

During the course of the year ended December 31, 2007, management reviewed, updated and revised, when necessary, the documentation, testing and evaluation of PRIMEDIA’s system of internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes Oxley Act of 2002 and related regulations, which PRIMEDIA completed in 2004. The Audit Committee received periodic updates provided by management and Deloitte & Touche at meetings held throughout the year and provided oversight and advice to management during the process. During the process, management provided the Audit Committee with, and the Audit Committee reviewed, reports from Deloitte & Touche and management on the effectiveness of PRIMEDIA’s internal control over financial reporting.

As a result of management’s evaluation of the effectiveness of its internal control over financial reporting for the year ended December 31, 2007, management identified two material weaknesses in the operation of PRIMEDIA’s internal controls limited to accounting for income taxes and accounting for cash and cash equivalents and available for sale securities. The Audit Committee is overseeing the PRIMEDIA’s efforts to remediate the specifically identified material weaknesses and continues to oversee all of the PRIMEDIA’s efforts related to its internal control over financial reporting.

The Audit Committee discussed and reviewed with Deloitte & Touche all communications required by Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees,” and, with and without management present, discussed and reviewed the results of Deloitte & Touche’s audit of the consolidated financial statements. The Audit Committee also discussed the results of the internal audit examinations.

The Audit Committee reviewed with management and Deloitte & Touche the audited consolidated financial statements of PRIMEDIA as of and for the year ended December 31, 2007. Management has the responsibility for the preparation of PRIMEDIA’s consolidated financial statements, and Deloitte & Touche is responsible for auditing the consolidated financial statements. The Audit Committee’s responsibility is to monitor and review the financial processes and procedures designed to ensure compliance with accounting standards and applicable laws and regulations.

In discharging its oversight responsibility as to the audit process, the Audit Committee obtained from the registered independent public accounting firm a formal written statement describing all relationships between Deloitte & Touche and PRIMEDIA that might bear on Deloitte & Touche’s independence consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and discussed with Deloitte & Touche any relationships that may impact their objectivity and independence. The Audit Committee has concluded that Deloitte & Touche is independent from PRIMEDIA and its management.

Based on the above mentioned reviews and discussions with management, Deloitte & Touche and the internal auditors, the Audit Committee recommended to the Board that PRIMEDIA’s audited consolidated financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2007 for filing with the Securities and Exchange Commission. The Audit Committee also reappointed Deloitte & Touche, and the Board concurred in such reappointment.

AUDIT COMMITTEE

Kevin J. Smith, Chairman

David A. Bell

Daniel T. Ciporin

Meyer Feldberg

H. John Greeniaus

The foregoing Audit Committee Report shall not be deemed to be soliciting material or to be filed with the Securities and Exchange Commission and should not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that PRIMEDIA Inc. specifically incorporates this information by reference and shall not otherwise be deemed filed under such acts.

OTHER MATTERS

Management knows of no other business that will be presented to the meeting for a vote, except that stockholder proposals not included in this proxy statement may be presented. If other matters properly come before the meeting, the persons named as proxies will vote on them in accordance with their best judgment.

Our Annual Report on Form 10-K for the year ended December 31, 2007, including audited financial statements and all other information required to be included in an annual report to stockholders, has been furnished to all persons who were stockholders of PRIMEDIA on the record date for the 2008 Annual Meeting of Stockholders.

April 25, 2008

X Votes must be indicated (x) in Black or Blue ink.

Please Mark Here for Address Change or Comments SEE REVERSE SIDE ☐

THE BOARD OF DIRECTORS RECOMMENDS THAT THE PARTICIPANTS VOTE "FOR" PROPOSALS 1 AND 2.

1. Election of the following nominees as Directors: FOR ☐ WITHHOLD ☐

01 David A. Bell
02 Beverly C. Chell
03 Daniel T. Ciporin
04 Meyer Feldberg
05 Perry Golkin
06 H. John Greeniaus
07 Dean B. Nelson
08 Kevin J. Smith
09 Thomas C. Uger

You may withhold authority to vote for any individual nominee or nominees by marking the FOR box and striking out the name of any such nominee.

2. To ratify the appointment of Deloitte & Touche LLP as independent public accountants for the Company for the fiscal year ending December 31, 2008. FOR ☐ AGAINST ☐ ABSTAIN ☐

3. Transact such other business as may properly come before the meeting.

In their discretion the Proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournment or postponement thereof.

Signature ______________________ Signature ______________________ Date ____________

The signature on this Proxy should correspond exactly with plan participant's name as printed to the left. In the case of joint tenancies, co-executors, or co-trustees, both should sign. Persons signing as Attorney, Executor, Administrator, Trustee or Guardian should give their full title.

▲ FOLD AND DETACH HERE ▲

**WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING, BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.**

**Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.**

**Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.**

| INTERNET | | TELEPHONE |
|---|---|---|
| **http://www.eproxy.com/prm**<br>Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site. | **OR** | **1-866-580-9477**<br>Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. |

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.
To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Choose **MLink**℠ for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to **Investor ServiceDirect**® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.

**You can view the Report on Form 10-K and Proxy Statement on the Internet at http://bnymellon.mobular.net/bnymellon/prm**

PRIMEDIA INC.

## THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF PRIMEDIA INC.

## FOR THE ANNUAL MEETING ON MAY 21, 2008

The undersigned appoints Keith L. Belknap Jr. and Kristi O. Crawford, and each of them, with full power of substitution in each, the proxies of the undersigned, to represent the undersigned and vote all shares of PRIMEDIA Inc. Common Stock which the undersigned may be entitled to vote at the Annual Meeting of Stockholders to be held on May 21, 2008, and at any adjournment or postponement thereof, as indicated on the reverse side.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is given, this proxy will be voted FOR proposals 1 and 2.

**THIS PROXY IS CONTINUED ON THE REVERSE.**
**PLEASE SIGN AND DATE ON THE REVERSE AND RETURN PROMPTLY**

**Address Change/Comments** (Mark the corresponding box on the reverse side)

▲ FOLD AND DETACH HERE ▲

## *You can now access your PRIMEDIA Inc. account online.*

Access your PRIMEDIA Inc. shareholder account online via Investor ServiceDirect® (ISD).

The transfer agent for PRIMEDIA Inc. now makes it easy and convenient to get current information on your shareholder account.

- View account status
- View certificate history
- View book-entry information
- View payment history for dividends
- Make address changes
- Obtain a duplicate 1099 tax form
- Establish/change your PIN

***Visit us on the web at http://www.bnymellon.com/shareowner/isd***

***For Technical Assistance Call 1-877-978-7778 between 9am-7pm Monday-Friday Eastern Time***

**PRIMEDIA Inc.**
3585 Engineering Drive
Norcross, Georgia 30092

Dear Stockholder:

The Annual Meeting of Stockholders of PRIMEDIA Inc. will be held at 10:00 a.m., Eastern Time, on Wednesday, May 21, 2008 at The Peninsula, 700 Fifth Avenue, New York, New York 10019, for the following purposes:

(1) To elect nine directors to the Board of Directors;

(2) To ratify the appointment of auditors for the fiscal year ending December 31, 2008; and

(3) Transact such other business as may properly come before the meeting.

Only holders of Common Stock of PRIMEDIA Inc. of record at the close of business on April 7, 2008 will be entitled to vote at the meeting or adjournment thereof.

**To be sure that your vote is counted, we urge you to complete and sign the proxy card on the reverse side, detach it from this letter and return it in the postage paid envelope enclosed in this package.** The giving of such proxy does not affect your right to vote in person if you attend the meeting. The prompt return of your signed proxy will aid the Company in reducing the expense of additional proxy solicitation.

BY ORDER OF THE BOARD OF DIRECTORS